SCHEDULE 14A
(Rule 14a-1)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ORIENTAL FINANCIAL GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Oriental Center
Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico 00926
(787) 771-6800
http://www.orientalonline.com
NOTICE OF ANNUAL MEETING
To be held on November 1, 2006
Dear Stockholder:
          You are cordially invited to attend our annual meeting of stockholders, which will be held at our main executive offices located at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 10th Floor, San Juan, Puerto Rico, on Wednesday, November 1, 2006, at 10:00 a.m. for the following purposes:
1.	The election of two directors for a three-year term expiring at the 2009 annual meeting of stockholders or until their successors are duly elected and qualified; and

2.	The transaction of such other business as may properly come before the annual meeting or at any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.
     Information relating to the above matters is set forth in the accompanying proxy statement. Stockholders of record at the close of business on September 22, 2006, are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

José Enrique Fernández
Chairman
October 2, 2006
San Juan, Puerto Rico
     It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return, promptly, the enclosed proxy card in the envelope provided. If you attend the meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock or a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.

ORIENTAL FINANCIAL GROUP INC.
PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on Wednesday, November 1, 2006
     This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of Oriental Financial Group Inc. (the “Group”) of proxies to be voted at the annual meeting of stockholders to be held on Wednesday, November 1, 2006 at 10:00 a.m., at our main executive offices located at Oriental Center, Professional Offices Park, 997 San Roberto Street, 10th Floor, San Juan, Puerto Rico, and at any adjournment or postponement thereof, for the purposes set forth herein. This proxy statement is expected to be mailed to stockholders on or about October 5, 2006.
     Each proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given by you, each proxy received will be voted for the matters described below. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Secretary of the Board of Directors written notice thereof (addressed to: Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115); (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing in person at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournment or postponement thereof, and will not be used for any other purpose.
     Each proxy solicited hereby also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
SOLICITATION OF PROXIES
     The cost of solicitation of proxies will be borne by us. We have retained the services of ADP Investor Communications Services, a unit of Automatic Data Processing, Inc. (NYSE:ADP), to assist us in the solicitation of proxies for the annual meeting. The fee to be paid to such firm for these services is expected to be $2,000, plus reimbursement of all printing and mailing costs related to such solicitation. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of our subsidiaries, may solicit proxies personally, by telephone or otherwise without additional compensation.
VOTING STOCK OUTSTANDING
AND VOTE REQUIRED FOR APPROVAL
     Only holders of our shares of common stock of record at the close of business on September 22, 2006 (that is, the “Voting Record Date”) will be entitled to vote at the annual meeting. The total number of our shares of common stock outstanding on the Voting Record Date and eligible to cast votes at the annual meeting is 24,573,003. On the Voting Record Date, we had outstanding 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred

Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”) and 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the annual meeting.
     The presence, either in person or by proxy, of at least a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. For purposes of determining quorum, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated that it does not have discretionary authority to vote on a particular matter. Action with respect to the election of directors will be taken by a majority of the votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of directors. With respect to this proposal, each holder of shares of common stock has the right to cumulate his or her votes as described below under the heading “Cumulative Voting in the Election of Directors.”
PROPOSAL: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently eleven. Our articles of incorporation and by-laws also provide that the Board of Directors shall be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.
     Other than José Enrique Fernández’s Non-Executive Chairman Agreement, which requires our Board of Directors to nominate him for election as a director and, if elected, as Chairman of our Board of Directors (including our Board of Directors of our banking subsidiary, Oriental Bank and Trust), and José Rafael Fernández’s Employment Agreement, which requires our Board of Directors to nominate him and recommend to the stockholders his election as a director, there are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. Except for José Enrique Fernández, who is the father of José E. Fernández-Richards, an Executive Vice President, no other director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     José Enrique Fernández and Nelson García, CPA, have been nominated as directors for a three-year term expiring in 2009. Set forth below is certain information with respect to such nominees.
     José Enrique Fernández (Age 63) — Chairman of the Board since June 1996. President and Chief Executive Officer of the Group from June 1996 to December 2004. Chairman of the Board of Directors of Oriental Bank and Trust since December 1988, and President and Chief Executive Officer of Oriental Bank and Trust from September 1988 to December 2004. Chairman of the Board of Directors of Oriental Financial Services Corp., San Juan, Puerto Rico (a registered securities broker-dealer organized under Puerto Rico law) since December 1991. Mr. Fernández also serves as a member of the Board of Trustees of the University of Notre Dame, South Bend, Indiana.
     Nelson García, CPA (Age 65) — Director of the Group since May 2006 (including term as a director of the Bank). Mr. García is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including partner, at Peat, Marwick, Mitchell & Co. (now KPMG LLP), San Juan, Puerto Rico, where he worked from 1966 to 1983. He was the Vice President and General Manager of Orange Crush de Puerto Rico, Inc. from 1983 to 1991. Since 1993, he has been serving as the President and sole shareholder of Impress Quality Business Forms, Inc. d/b/a Impress Quality Printing, a commercial printer in Puerto Rico.

     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.
The Board of Directors Recommends
that Stockholders Vote “For” this Proposal.
CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
     Pursuant to our by-laws, holders of our shares of common stock have the right to cumulate their votes at annual meetings in which more than one director is being elected. Cumulative voting entitles each holder of common stock to a number of votes equal to the number of shares of common stock held by him or her multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the two nominees being considered at this annual meeting, a stockholder owning 1,000 shares of our common stock is entitled to 2,000 votes, and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the two nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to our shares of common stock beneficially owned, as of August 31, 2006, by persons known to us to be beneficial owners of more than 5% of the total number of our outstanding shares of common stock. The information is based upon filings made by such persons pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by them.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
José Enrique Fernández 1717 Lilas San Francisco San Juan, Puerto Rico 00927	2,989,491 *	12.03%

Earnest Partners LLC 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	2,236,325	9.11%

Fidelity Management & Research Corp. 82 Devonshire Street, Boston, Massachusetts 02109	2,151,476	8.76%

Rutabaga Capital Management, LLC 64 Broad Street, 3rd Floor Boston, MA 02109	1,356,300	5.52%

*	The amount set forth in the table includes 2,797,366 shares indirectly owned by him through The RF Investment (PR) Corporation, a Puerto Rico corporation wholly owned by Mr. Fernández and his spouse.

     The following table sets forth information as to the number of our shares of common stock beneficially owned by our directors, Named Executive Officers (that is, the CEO, the four most highly compensated executive officers, other than the CEO, who were serving as executive officers at December 31, 2005, and an additional executive officer who would have been among the four most highly compensated, other than the CEO, but that resigned from the Group before the end of such period), and the directors and executive officers as a group as of August 31, 2006. The information is based upon filings made by such individuals pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by each of them.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock		Common Stock [1]
Directors

José Enrique Fernández	2,989,491	[2]	12.03%
José Rafael Fernández	339,260	[3]	1.37%
Julián S. Inclán	127,845	[4]	—
Maricarmen Aponte, Esq.	48,933	[5]	—
Efraín Archilla	10,441	[6]	—
Francisco Arriví	10,208	[7]	—
Miguel Vázquez-Deynes	8,768	[8]	—
Pablo I. Altieri, M.D.	8,609	[9]	—
José J. Gil de Lamadrid, CPA	2,700	[10]	—
Juan C. Aguayo, P.E., M.S.C.E.	2,515	[11]	—
Nelson García, CPA	0		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.

2.	This amount includes 2,797,366 shares indirectly owned by him through the RF Investment (PR) Corporation, a Puerto Rico corporation wholly owned by him and his spouse.

3.	This amount includes 211,684 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 4,046 shares that he owns through the Group’s 401(k)/1165(e) Plan, 15,940 shares in his deferred compensation account, and 7,000 shares owned by his spouse.

4.	This amount includes 6,737 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 22,100 shares indirectly owned by him through Calibre S.E. and 4,270 shares indirectly owned by him through Inclan Realty, Inc., both of which are Puerto Rico companies wholly owned by him and his spouse.

5.	This amount includes 2,000 shares that she may acquire upon the exercise of stock options within 60 days.

6.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days.

7.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options within 60 days.

8.	This amount includes 6,737 shares that he may acquire upon the exercise of stock options within 60 days.

9.	This amount represents 8,609 shares that he may acquire upon the exercise of stock options within 60 days.

10.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days.

11.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days.

Named Executive Officers

José Rafael Fernández	339,260	[12]	1.37%
Héctor Méndez[13]	4,124	[14]	—
Carlos J. Nieves, CPA	52,449	[15]	—
Ganesh Kumar	43,947	[16]	—
José E. Fernández-Richards	81,927	[17]	—
Néstor Vale[18]	2,584		—

Directors and Executive Officers as a Group[19]	3,786,506		15.24%
     José Enrique Fernández is the only person among our directors, nominees for director, and Named Executive Officers who beneficially owned shares of our Series A Preferred Stock as of August 31, 2006. As of that date, he owned 24,000 shares of Series A Preferred Stock, which represents 1.79% of the outstanding Series A Preferred Stock. This information is based upon filings made by Mr. Fernández pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by him.
     José Enrique Fernández and Carlos J. Nieves are the only persons among our directors, nominees for director, and Named Executive Officers who beneficially owned shares of our Series B Preferred Stock as of August 31, 2006. As of that date, Mr. Fernández owned 45,200 shares of Series B Preferred Stock, which represents 3.37% of the outstanding Series B Preferred Stock, and Mr. Nieves owned 1,000 shares of Series B Preferred Stock, which represents less than 1.00% of the outstanding Series B Preferred Stock. This information is based upon filings made by Mr. Fernández and Mr. Nieves pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by them.
     Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject in the case of those directors and officers who are married to the community property laws of Puerto Rico. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of capital stock which he or she has a right to acquire within 60 days, including pursuant to the exercise of outstanding stock options, and to all shares subject to options or other rights of acquisition acquired in connection with, or as a participant in, any transaction involving a change in control. Shares of capital stock which are subject to stock options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding capital stock owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of capital stock owned by any other person or group.

12.	See note 3 above.

13.	Resigned from the Group effective July 31, 2006.

14.	This amount includes 124 shares that he owns through the Group’s 401(k)/1165(e) Plan.

15.	This amount includes 719 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 46,200 shares that he may acquire upon the exercise of stock options within 60 days.

16.	This amount includes 1,947 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 42,000 shares that he may acquire upon the exercise of stock options within 60 days.

17.	This amount includes 252 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 57,476 shares that he may acquire upon the exercise of stock options within 60 days.

18.	Resigned from the Group effective December 6, 2005.

19.	The group consists of 18 persons including all directors, Named Executive Officers, and executive officers who are not directors.

INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Set forth below is certain information with respect to each director whose term continues.
Directors Whose Terms Expire in 2007
José Rafael Fernández (Age 43) — Director, President and Chief Executive Officer of the Group since 2005 (including term as a director of Oriental Bank and Trust). He was the Group’s Chief Operating Officer from 2003 to 2004. He was also a Senior Executive Vice President of the Group until 2004. He is the President of Oriental Financial Services Corp. and Oriental Insurance, Inc. He is also the President and Chairman of the Board of Directors of Puerto Rico Growth Fund, Inc. and Puerto Rico Cash & Money Market Fund, Inc. (Puerto Rico registered open-end, management investment companies).
Maricarmen Aponte, Esq. (Age 59) — Director of the Group since January 2005 (including term as a director of Oriental Bank and Trust). She was the Executive Director of the Puerto Rico Federal Affairs Administration (a Puerto Rico government instrumentality) in Washington, D.C., from January 2001 through December 2004. She was a director of the Group (including the Bank) from 1998 to 2000. She is a member of the Boards of Directors of National Alliance for Hispanic Health and Rosemont College, Rosemont, Pennsylvania. Ms. Aponte has been practicing law in Washington, D.C., for approximately two decades. She is a former member of the Boards of Directors of the National Council of La Raza and Congressional Hispanic Caucus Institute, Inc.
José J. Gil de Lamadrid, CPA (Age 51) — Director of the Group since January 2005 (including term as a director of Oriental Bank and Trust). Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, at KPMG LLP, San Juan, Puerto Rico, where he worked from 1976 to 2003. He was a member of the Board of Directors and Audit Committee of GA Life Assurance Company of Puerto Rico from September 2003 to January 2005. Mr. Gil de Lamadrid has been an instructor at several local seminars on corporate accounting. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
Miguel Vázquez-Deynes (Age 68) — Director of the Group since 2002 (including terms as a director of Oriental Bank and Trust). Mr. Vázquez-Deynes was the President and Chief Executive Officer of Triple-S Management Corp. (an insurance company), San Juan, Puerto Rico, from 1990 to 2001. He has also served in the Boards of Directors of several corporations and non-profit organizations, including: Puerto Rico Art Museum (Chairman 2001), Ethics Committee of the Puerto Rico Chamber of Commerce (Chairman 1998), Luis Muñoz Marín Foundation (director 1997), Puerto Rico Insurance Company Association (ACODESE) (Treasurer 1997), GM Group, Inc. (director 1994 — present), San Juan Rotary Club (member 1990 — present), Puerto Rico Chamber of Commerce (President 1994 — 1995; First Vice President 1992 — 1993), Puerto Rico National Guard Military Stores (Vice President 1992 — 1994), Ashford Medical Presbyterian Hospital (Vice President 1984 — 1986), Puerto Rico Manufacturer’s Association (Chairman of the Resolutions Committee 1984 — 1985), San Juan Children Choirs (Chairman 1987-1998). He was awarded two doctorates Honoris Causa, one in Business Administration by the Ana G. Méndez University System, and the other in Health Sciences by the Central University of Bayamón, Puerto Rico.

Directors Whose Terms Expire in 2008
Pablo I. Altieri, M.D. (Age 63) — Director of the Group since 1990 (including terms as a director of Oriental Bank and Trust). He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico School of Medicine. Dr. Altieri is also a member of the Board of Directors of TUTV (PR Broadcasting Studios) and the President of the Board of Directors of the Catastrophic Fund of Puerto Rico. He is also a member of the American Heart Association, the American College of Cardiology, the European Society of Cardiology, the American Federation for Medical Research, and the American Electrophysiology Society.
Francisco Arriví (Age 61) — Vice Chairman of the Board since March 28, 2006, and director of the Group since 1998 (including terms as a director of Oriental Bank and Trust). Mr. Arriví has been the President and Chief Executive Officer of Pulte International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. From August 2000 to May 2001, he served as a director of Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of Puerto Rico Convention Center Authority (a Puerto Rico government instrumentality) since 2003.
Juan C. Aguayo, P.E., M.S.C.E., (Age 42) — Director of the Group since 2004 (including term as a director of Oriental Bank and Trust). President and Chief Executive Officer of Structural Steel Works, Inc. (a specialty construction company), Bayamón, Puerto Rico, since 2002, and Executive Vice President and Chief Operating Officer thereof until 2002. Mr. Aguayo is also President and Chief Executive Officer of Structural Steel Mfg., Inc. (a fabricator of steel buildings and bridges), since 1986 and of SSW Realty, Inc. (an industrial real estate investment company), since 2002. Prior to his tenure at SSW, he worked as Director of Construction & Development of Development Company of the Americas LLC (a Denver, Colorado based company), in charge of its projects portfolio in Mexico. He has also served in the Boards of Directors of several non-profit organizations, including the Associated General Contractors of America, Puerto Rico Chapter (1997 and 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006).
Directors Whose Terms Will Not Continue After the Annual Meeting
Set forth below is certain information with respect to directors who will not stand for re-election.
Julian S. Inclán (Age 58) — Director of the Group since 1995 (including terms as a director of Oriental Bank and Trust). President of American Paper Corporation (a distributor of fine papers, office supplies and graphic art supplies), San Juan, Puerto Rico, since 1994. Mr. Inclán has served as Managing General Partner of Calibre, S.E. (a real estate investment company) since 1991, and as President of Inclán Realty, Inc. (a real estate development company), San Juan, Puerto Rico, since 1995. He is also the President of Inmac Corporation (a leasing and investment company that is currently inactive), San Juan, Puerto Rico, since 1989, and the Managing Partner of Hamlet Associates S.E., San Juan, Puerto Rico.
Efraín Archilla (Age 53) — Director of the Group since 1991 (including terms as a director of Oriental Bank and Trust). He is President and General Manager of WYQE-FM, Radio Yunque 93 FM in Naguabo and Fajardo, Puerto Rico, since 1994. Mr. Archilla has been an operations consultant to WALO-AM Radio Station and Ochoa Broadcasting Corp. since 1993. He served as President of the Puerto Rico Broadcasters Association from 1988 to 1992 and from 1999 to 2002.

Executive Officers Who Are Not Directors
     The following information is supplied with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Group. As mentioned hereinbefore, except for José Enrique Fernández, Chairman of the Board, who is the father of José E. Fernández-Richards, an Executive Vice President, no other executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
Héctor Méndez (Age 53) — Senior Executive Vice President, Treasurer and Chief Financial Officer of the Group from May 10, 2005 to July 31, 2006. He was the Group’s Senior Executive Vice President of Treasury, Finance and Asset Management from August 1, 2004 to May 9, 2005. He has also been a member of the Board of Directors of V. Suárez Investment Corp. (a Puerto Rico private corporation) since March 2004. Before joining the Group, he was the Managing Director of R-G Portfolio Management, where he established a proprietary mutual fund and asset management program for R&G Financial Corporation, San Juan, Puerto Rico. From 2001 to 2003 he was the Executive Vice President and Treasurer and then the President of Government Development Bank for Puerto Rico, the central bank of the Commonwealth of Puerto Rico. During this period he was also a director of several Boards of Directors of public corporations and agencies of the Commonwealth. Mr. Méndez received a bachelor’s degree in Accounting from the University of Puerto Rico in 1974 and a master’s degree in Finance from the Interamerican University, San Juan, Puerto Rico, in 1984.
Carlos J. Nieves, CPA (Age 57) — Senior Executive Vice President and Chief Operating Officer of Financial Services of the Group since July 2003. He is a former Executive Vice President and Chief Operating Officer of PaineWebber Trust Company of Puerto Rico and a former Tax Partner and Director of Taxes of Ernst & Young, San Juan, Puerto Rico, and Senior Manager & Director of Taxes of Coopers & Lybrand, San Juan, Puerto Rico. Mr. Nieves is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”), Puerto Rico Society of Certified Public Accountants, and Associate Member of the Association of Certified Fraud Examiners. He is also a former President of the Puerto Rico State Board of Accountancy and member of the AICPA Governing Council.
Ganesh Kumar (Age 42) — Executive Vice President of Strategic Planning of the Group in charge of strategic planning, information technology, human resources and channel development since 2004. He heads the implementation of the financial and operational technology systems for the “Oriental Way” program, which was designed to take the Group to the next level of product/service innovations and growth. Before joining the Group, he was a Director of Consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies ranging from multi-national giants to niche corporations. Mr. Kumar has an undergraduate degree in Science and an MBA in Finance and Information Systems from India.
José E. Fernández-Richards (Age 38) — Executive Vice President of Banking Services of the Group since January 2006. He was the Group’s Executive Vice President and Chief Marketing Officer from 2004 to 2005, and the Senior Vice President of Marketing from 2001 to 2003. He was the Credit Card Services Marketing Director of Encirq Corporation, San Francisco, California, from 2000 to 2001 and General Manager and Vice President of Marketing and member of the Board of Directors of PlanetLive, Inc., San Francisco, California, from 1999 to 2000. Mr. Fernández-Richards earned a B.B.A. degree in Marketing from the University of Notre Dame and a professional master’s degree in Banking from the Louisiana State University Executive Banking Institute. He is a member of the American Marketing Association and the Puerto Rico Sales and Marketing Executive Association.
Norberto González, CPA, JD (Age 48) — Chief Financial Officer of the Group since August 2006 and Executive Vice President of Risk Management of the Group since March 2003. Mr. González graduated Magna Cum Laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in

Business Administration with a major in Accounting. Before joining the Group, he was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (the second largest bank in Spain and a publicly traded company) in Puerto Rico. In 2001, he earned a Juris Doctor degree from the University of Puerto Rico School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Carlos M. Vélez (Age 49) — Executive Vice President of the Group and President of the Oriental Mortgage Division since December 2004. Prior to joining the Group, Mr. Vélez worked at Equity Financial Services, a mortgage banking company in San Juan, Puerto Rico. From 2002 to 2004, he served as Executive Vice President of its parent company, and then President of its Equity Wholesale Division. From 1989 to 2002, Mr. Vélez worked at the Popular Mortgage division of Banco Popular de Puerto Rico, where he served as Officer-Supervisor of Mortgage Centers, Vice President and Manager of New Business, and then Senior Vice President and Secondary Market Manager. Mr. Vélez graduated from the Mortgage Banking School, completing all the courses related to a master’s degree in Finance, and has a bachelor’s degree in Economics and Management from the Interamerican University, San Juan, Puerto Rico. He is a board member of the Mortgage Banking School, and a founder and member of the Parlamentary Procedure Institute, both of Puerto Rico.
BOARD INDEPENDENCE
     Except for the Chairman of the Board and the President and CEO, all of our directors are “independent” pursuant to the corporate governance standards adopted by the New York Stock Exchange (“NYSE”) for companies listed thereon.
     In determining independence, our Board of Directors has affirmatively determined whether each director has a “material relationship” with the Group. When assessing the “materiality” of a director’s relationship with the Group, the Board considers all relevant facts and circumstances, not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familiar relationships, among others.
The NYSE standards for director independence are as follows:
     (i) A director who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship.
     (ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.
     (iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the listed company is not independent until three years after the end of the affiliation or the employment or auditing relationship.
     (iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

     (v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an account which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross reserves, is not independent until three years after falling below such threshold.
     Applying these standards, our Board of Directors has determined that, except for its Chairman and the President and CEO, the other members of the Board, including nominees for director, are independent.
     Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”) applicable to audit committees of companies listed on the NYSE, in order to be “independent,” and in addition to the standards listed above, each Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, Board of Directors, or any other Board committee:
     (i) Accept directly or indirectly any consulting, advisory, or other compensatory fee from the Group or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Group (provided that such compensation is not contingent in any way on contingent service); or
     (ii) Be an affiliated person (that is, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Group) of the Group or any subsidiary thereof.
     Applying these rules, our Board of Directors has determined that each member of its Audit Committee is independent.
BOARD MEETINGS
     Our Board of Directors held six meetings during the six-month transition period ended December 31, 2005. During such period, non-employee directors (other than the current Chairman of the Board who is compensated pursuant to a Non-Executive Chairman Agreement, which is described below under the heading “Executive Compensation — Non-Executive Chairman and Employment Agreements”) received a fee of $1,000 for each Board meeting attended and $450 for each committee meeting attended. No director attended fewer than 75% of the meetings held in such period, including meetings of Board committees on which he or she served during the year. Board members are required to attend our annual meeting of stockholders. All Board members then in office attended last year’s meeting.
     Our Board of Directors has approved a new compensation package for all directors (other than the current Chairman of the Board and the President and CEO). Under the terms of such package each director receives an annual retainer of $26,000, payable in equal monthly installments, plus a fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended (other than a committee presided by any such director), except that for attending meetings of the Audit Committee the fee is $850 per meeting. In addition, upon the scheduled termination of the Non-Executive Chairman Agreement on December 31, 2007, the then Chairman of the Board will also receive an annual retainer of $110,000 payable in equal monthly installments. Furthermore, the Vice Chairman of the Board and the Chairman of the Audit Committee each receives an additional annual retainer of $80,000 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments.

EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Group) to promote open discussions and better communication among such directors. José Enrique Fernández, the Chairman of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
     Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and internal controls. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by the company to any governmental body or to the public; (b) the Group’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board of Directors have established; and (c) the Group’s auditing, accounting, and financial reporting processes generally. The members of this committee are José J. Gil de Lamadrid, CPA, Chairman, Efraín Archilla, Miguel Vázquez-Deynes, and Nelson García, CPA. Our Board of Directors has determined that each member of this committee is financially literate and has designated Mr. Gil de Lamadrid as “audit committee financial expert,” as such term is defined in Item 401(h)(2) of SEC Regulation S-K, and is “independent,” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The committee met nine times during the six-month transition period ended December 31, 2005.
     The Audit Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directors as required by the NYSE and the SEC.
     The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the CEO’s performance in light of those goals and objectives; (b) making recommendations to our Board of Directors with respect to non-CEO compensation, incentives compensation plans and equity-based plans; (c) producing a committee report on executive compensation; and (d) conducting an annual performance evaluation thereof. The committee also administers our various equity-based compensation plans and is given absolute discretion to, among other things, construe and interpret the plans; to prescribe, amend and rescind rules and regulations relating to the plans; to select the persons to whom options or awards will be given; to determine the number of shares subject to each option or award; and to determine the terms and conditions to which each grant or award is subject. The members of this committee are Miguel Vázquez-Deynes, Chairman, José J. Gil de Lamadrid, CPA, and Maricarmen Aponte, Esq. The committee met once during the six-month transition period ended December 31, 2005.
     The Compensation Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of stockholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to the Group that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) overseeing the evaluation of the Board and management. The members of this committee are Maricarmen Aponte, Esq., Chairperson, Pablo I. Altieri, M.D., Juan Carlos Aguayo, P.E., M.S.C.E., and Francisco Arriví. The committee met six times during the six-month transition period ended December 31, 2005.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directory as required by the NYSE.
     Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by stockholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by stockholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The committee will consider potential nominees by management, stockholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
CORPORATE GOVERNANCE GUIDELINES
     We have developed and adopted a set of Corporate Governance Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance stockholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also developed and adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. The Code consists of basic and general standards of business as well as personal conduct. Current copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalonline.com. You may also obtain a written copy of these documents, including the charters of the Board committees, by sending us as a written request addressed as follows: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

          Our Board of Directors has adopted a procedure by which stockholders and employees may communicate directly with the independent members of the Board or report possible legal or ethical violations, including concerns regarding questionable accounting or auditing matters. Any such stockholder or employee may direct his or her written communication or report, anonymously, to the Chairman of the Audit Committee. The mailing, postage prepaid, should be marked confidential and addressed as follows:

Chairman of Audit Committee	or	Chairman of Audit Committee
Oriental Financial Group Inc.		Oriental Financial Group Inc.
P.O. Box 195145		Oriental Center
San Juan, Puerto Rico 00919-5145		Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico 000926
EXECUTIVE COMPENSATION
          The following table summarizes the total compensation for the CEO, the four most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the six-month transition period ended December 31, 2005, and an additional executive officer who would have been among the four most highly compensated, other than the CEO, but that resigned from the Group before the end of such period (collectively referred to as the “Named Executive Officers”).

Summary Compensation Table

			Annual			Long-Term
			Compensation			Compensation
					Other Annual	Securities	All Other
Name and	Fiscal		Salary	Bonus	Compensation	Underlying	Compensation
Principal Position	Year		($)	($)	($)[20]	Options (#)	($)[21]

José Rafael Fernández	2005	[22]	337,500	125,000	48,000 [25]	40,000	9,682 [26]
President and CEO	2005	[23]	293,500	125,000	48,000	40,000	2,100
	2004	[24]	285,000	100,000	42,000	0	2,100

Héctor Méndez[27]	2005	[22]	300,000	175,200 [28]	43,200 [29]	10,000	2,932 [30]
Former Senior Executive Vice	2005	[23]	275,000	400,000	43,200	30,000	2,100
President, Treasurer and CFO	2004	[24]	0	0	0	0	0

20.	Unless otherwise indicated, consists of a car allowance and/or an allowance for membership expenses for social and business organizations that in the judgment of the Group’s CEO are reasonably appropriate for the performance of such officer’s duties as an executive officer of the Group.

21.	Consists of term life insurance premiums, unless otherwise indicated.

22.	Displays the information for the period from January 1, 2005 to December 31, 2005.

23.	Displays the information for the period from July 1, 2004 to June 30, 2005.

24.	Displays the information for the period from July 1, 2003 to June 30, 2004.

25.	Consists of a $30,000 car allowance and a $18,000 club membership allowance.

26.	Consists of $8,850 in term life insurance premiums and $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan.

27.	Resigned from the Group effective July 31, 2006.

28.	Consists of a $125,000 guaranteed bonus, a $50,000 performance bonus, and a $200 Christmas bonus.

29.	Consists of a $24,000 car allowance and a $19,200 club membership allowance.

30.	Consists of $2,100 in term life insurance premiums and $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan.

Summary Compensation Table (continued)

			Annual				Long-Term
			Compensation				Compensation
					Other Annual		Securities	All Other
Name and	Fiscal		Salary	Bonus	Compensation		Underlying	Compensation
Principal Position	Year		($)	($)	($)[31]		Options (#)	($)[32]

Carlos J. Nieves, CPA	2005	[22]	274,375	75,000	35,667	[33]	0	2,932	[34]
Senior Executive Vice President	2005	[23]	266,875	75,000	22,000		20,000	2,100
and COO Financial Services	2004	[24]	250,000	50,000	18,000		20,000	2,100

Ganesh Kumar	2005	[22]	250,000	75,000	16,000	[35]	0	45,682	[36]
Executive Vice President	2005	[23]	229,000	75,000	16,000		20,000	41,100
Strategic Planning	2004	[24]	106,586	0	12,000		20,000	52,050

José E. Fernández-Richards	2005	[22]	220,000	75,000	36,000	[37]	0	2,932	[38]
Executive Vice President	2005	[23]	167,916	75,000	35,500		0	2,100
Banking Services	2004	[24]	163,685	65,000	30,000		15,000	2,047

Néstor Vale[39]	2005	[22]	261,406	100,000	34,000	[40]	0	2,932	[41]
Former Senior Executive Vice	2005	[23]	259,000	100,000	36,000		20,000	2,100
President Banking Services	2004	[24]	225,480	75,000	36,000		20,000	74,750

31.	Consists of a car allowance and/or an allowance for membership expenses for social and business organizations that in the judgment of the Group’s CEO are reasonably appropriate for the performance of such officer’s duties as an executive officer of the Group.

32.	Consists of term life insurance premiums, unless otherwise indicated.

33.	Consists of a $21,667 car allowance and a $14,000 club membership allowance.

34.	Consists of $2,100 in term life insurance premiums and $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan.

35.	Consists of a $4,000 car allowance and a $12,000 educational allowance.

36.	Consists of $2,100 in term life insurance premiums, $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan, and a $42,750 living allowance.

37.	Consists of a $24,000 car allowance and a $12,000 club membership allowance.

38.	Consists of $2,100 in term life insurance premiums and $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan.

39.	Resigned from the Group effective December 6, 2005.

40.	Consists of a $22,000 car allowance and a $12,000 club membership allowance.

41.	Consists of $2,100 in term life insurance premiums and $832 in matching contributions by the Group to such officer’s account in the Group’s 401(k)/1165(e) Plan.

Option/SAR Grants During the Six-Month Transition Period
     The table below provides information regarding the options that we granted to the Named Executive Officers during the six-month transition period ended December 31, 2005 under our 1996 Incentive Stock Option Plan, as adjusted for stock dividends.

		Percent of			Potential Realizable Values at
	Number of	Total Options			Assumed Annual Rates of Stock
	Options	Granted to	Exercise		Appreciation
Name	Granted	Employees	Price	Expiration Date	5%	10%

José Rafael Fernández	40,000	71.43%	15.11	July 1, 2015	$380,104	$963,258
Héctor Méndez[1]	10,000	17.86%	15.80	August 1, 2015	$99,365	$251,811
          We did not grant stock options under any other stock option plan to any Named Executive Officer during the six-month transition period ended December 31, 2005.

1.	Resigned from the Group effective July 31, 2006.
Aggregated Option/SAR Exercises
During the Six-Month Transition Period and
Fiscal Year-End Option/SAR Values

			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			Fiscal Year-End	Fiscal Year-End
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable (#)[1]	Unexercisable ($)

José Rafael Fernández	0	0	151,684/60,000	563,367/41,800
Héctor Méndez[2]	0	0	33,000/10,000	0/0
Carlos J. Nieves	0	0	46,200/0	0/0
Ganesh Kumar	0	0	42,000/0	0/0
José E. Fernández-Richards	0	0	57,476/0	0/0
Néstor Vale [3]	0	0	0/0	0/0

1.	Adjusted for stock dividends.

2.	Resigned from the Group effective July 31, 2006.

3.	Resigned from the Group effective December 6, 2005.
Non-Executive Chairman and Employment Agreements
José Enrique Fernández
     On April 4, 2005, we entered into a Non-Executive Chairman Agreement with José Enrique Fernández for a term of three years commencing on January 1, 2005 and terminating on December 31, 2007, which supersedes and replaces a previous employment agreement dated April 4, 2002, between Oriental Bank and Trust and Mr. Fernández. The agreement provides for an annual base fee of $300,000 in the first year of the agreement, $225,000 in the second year of the agreement, and $150,000 in the third year of the agreement. The agreement provides that Mr. Fernández will be paid an annual cash bonus of $200,000 in each of the first and second years of the agreement and $150,000 in the third year. The bonus must be paid to him not later than January 15 of each year. The agreement also provides that we will give Mr. Fernández a car allowance of $30,000 in the first year of the agreement and $24,000 in the second year. The agreement further provides that we will pay for Mr. Fernández’s membership in such social and business clubs that in his judgment are reasonably appropriate for the performance of his duties. We will also pay for a 10-year term life insurance policy in the amount of $2 million, covering the life of Mr. Fernández, for the benefit of his estate. Pursuant to the agreement, we will furnish Mr. Fernández with private office facilities and provide all necessary secretarial services and such other suitable assistance and accommodations. The agreement also provides that, during its term, our Board of Directors will nominate and recommend to the stockholders the election of Mr. Fernández as a director at any election of directors in which his term as a director will expire, and, if elected, our Board of Directors will elect Mr. Fernández to the position of Chairman of our Board of Directors (including the Board of Directors of Oriental Bank and Trust).
     The agreement may be terminated by our Board of Directors for “just cause” (as such term is defined in the agreement) at any time. In the event it is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination. If it is terminated by our Board of Directors, other than for just cause and other than in connection with a change in control of the Group, or if Mr. Fernández terminates the agreement for “good reason,” we are required to pay him an amount equal to two times the aggregate annual compensation paid or payable to him, including base fee, bonus (equal to the highest cash bonus paid to him in any of the two fiscal years prior to the termination date), car allowance, and the value of any other benefits provided to Mr. Fernández during the year in which the termination occurs. The payment is to be made in a lump sum on or before the fifth day following the date of termination. The term “good reason” includes: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; and (ii) any purported termination of the agreement which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement.
     The agreement contains provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. The agreement does not contain any provision restricting Mr. Fernández’s right to compete against us upon termination of the agreement.
José Rafael Fernández
     On April 4, 2005, we entered into an Employment Agreement with José Rafael Fernández for a term of thirty-six months effective on January 1, 2005 and terminating on December 31, 2007. Notwithstanding the foregoing, the agreement provides that no less than 120 days before the expiration date, the parties will determine whether to extend the term, and, if extended, under which terms and conditions. The agreement provides for the following salary: (i) an annual base salary of $325,000 equivalent to $27,083.33 per month from January 1 to June 30, 2005; (ii) an annual base salary of $350,000 equivalent to $29,166.66 per month from July 1, 2005 to June 30, 2006; (iii) an annual base salary of $400,000 equivalent to $33,333.33 per month from July 1, 2006 to June 30, 2007; and (iv) an annual base salary of $450,000 equivalent to $37,500 per month from July 1 to December 31, 2007. The agreement further provides that he will receive an annual car allowance in the amount of $30,000 and $18,000 per year for membership expenses for such social and business clubs and professional or training expenses which in his judgment are reasonably appropriate to the performance of his duties as President and CEO. The agreement also provides that the base salary for any extension of the term of the agreement will be mutually agreed by the Compensation Committee and Mr. Fernández; provided, however, that at no time will such base salary be reduced below the amount set forth above for the second year of the agreement. Pursuant to the agreement, Mr. Fernández is entitled to participate in, and receive the benefits of, any stock option plan, profit sharing plan or other plans, benefits and privileges given to our employees and executives for which he may qualify. Such benefits will be provided to Mr. Fernández while he is employed under the terms of the agreement or any extension thereof. In contemplation of the agreement, on November 29, 2004, we granted to Mr. Fernández an option to purchase 20,000 shares of our common stock. Pursuant to the agreement, we will grant to Mr. Fernandez options to purchase 20,000 shares of our common stock on January 1, 2006 and January 1, 2007. The options may be exercised by Mr. Fernández during a period commencing on the first and ending on the tenth anniversary of the grant. Notwithstanding the above limitations, these options will become immediately exercisable if Mr. Fernández dies, is disabled or retires, or if there occurs a change in control of the Group. The options will survive one year after termination of the agreement, unless termination is the result of Mr. Fernández’s willful and continued failure to perform his duties, illegal conduct or gross misconduct materially injurious to the company, a regulatory order, or as a result of appointment by court or other public authority of a legal custodian for the Group for the purpose of liquidation.
     The agreement may be terminated by our Board of Directors for “just cause” (as such term is defined in the agreement) at any time. In the event that employment is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination.
     The agreement also provides that Mr. Fernández may terminate his employment for “good reason,” which includes: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; or (ii) any purported termination of Mr. Fernández’s employment which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement. If Mr. Fernández terminates his employment for “good reason,” we are required to pay him as severance an amount equal to two times the aggregate annual compensation paid or payable to him (including salary, bonus, car allowance and the value of any other benefits provided to him) during the year in which the termination occurs. The severance payment is to be made in a lump sum on or before the fifth day following the date of termination.
     The agreement contains provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. The agreement does not contain any provision restricting Mr. Fernández’s right to compete against us upon termination of employment. The agreement further contains provisions protecting our confidential information and trade secrets.
Change in Control Compensation Agreements
     We have entered into Change in Control Compensation Agreements with José Enrique Fernández, José Rafael Fernández, Héctor Méndez, Carlos J. Nieves, Ganesh Kumar, Carlos Vélez, Norberto González, José E. Fernández-Richards and Mari Evelyn Rodríguez. Each agreement is in full force and effect so long as the person is employed by us.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his employment occurs and his last cash bonus paid prior to the termination of his employment.
     For purposes of the agreements, a “change in control of the company” shall be deemed to have occurred if any person or persons acting as a group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, is or becomes the “beneficial owner” (as defined in SEC Rule 13d-3 thereunder), directly or indirectly, of our securities representing 25% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding securities and if individuals who on the date of the agreements are members of our Board of Directors cease for any reason to constitute at least a majority thereof, unless the appointment, election or nomination of each new director who was not a director on the date of the agreements has been approved by at least two-thirds of the directors in office on the date of the agreements.
401(k)/1165(e) Plan
     All of our employees, including the employees of our subsidiaries, are eligible to participate in the Oriental Group CODA Profit Sharing Plan (the “401(k)/1165(e) Plan”). The 401(k)/1165(e) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The 401(k)/1165(e) Plan offers eligible participants thirteen investment alternatives, including several U.S. mutual funds, a money-

market account, and shares of our common stock. Contributions made through payroll deductions not in excess of 10% of annual base salary or $8,000, whichever is less, may be accumulated per year as before-tax savings. We contribute 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in shares of our common stock. The 401(k)/1165(e) Plan became effective on January 1, 1992. During six-month transition period ended December 31, 2005, we contributed 3,554 shares of our common stock to the 401(k)/1165(e) Plan, which were valued at approximately $44,000 at December 31, 2005.
Non-Qualified Deferred Compensation Plan
     We also offer our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not subject to ERISA contribution limits nor to discrimination tests in terms of who must be included therein. Under the plan, the executive’s current taxable income is reduced by the amount being deferred. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Oriental Financial Group Inc. (the “Group”) operates in a highly competitive industry where the quality, creativity and professionalism of its executive officers is of utmost importance to the success, profitability and growth of the Group. Accordingly, its compensation program, which is managed by the Compensation Committee of the Board of Directors, is intended to retain and appropriately reward experienced and well-trained executive officers, align the long-term interests of the executive officers with those of the stockholders and tie total compensation opportunities to the achievement of the Group’s institutional goals and the achievement of goals for each of its subsidiaries.
     The Compensation Committee evaluates the performance of management, reviews the compensation levels of members of management, and evaluates and reviews all aspects of compensation for the Group’s executive officers. In evaluating the performance and compensation of all of the executive officers, the Compensation Committee reviews available peer group information for comparable financial institutions or bank holding companies in Puerto Rico and the United States, and assesses the performance in accordance with the overall attainment of the Group’s goals for such fiscal year, which are set forth in the Group’s three-year business plan that is updated and approved by the Board of Directors every fiscal year.
     The Compensation Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Group’s website at www.orientalonline.com.
Bonus
     The compensation program for the Group’s executive officers provides for a performance bonus, which purpose is to maximize the efficiency and effectiveness of its operations. The bonuses that are paid to the executive officers are linked to the performance of the Group as an institution as well as to the performance of each of its subsidiaries. In addition, in the event the institutional and individual goals are achieved, the bonus amounts that are generally paid to the executive officers are determined so that the total salary and bonus compensation paid to them is competitive with the amounts paid by comparable financial institutions or bank holding companies in Puerto Rico and the United States.

Long-Term Compensation
     The compensation program for the executive officers also contemplates long-term incentive compensation in the form of stock options granted under the Group’s Incentive Stock Option Plans. Such equity-based compensation plans provide for ownership of the shares of the Group’s common stock which, in turn, creates a direct relationship between the performance of the Group, as reflected by the market value of its shares of common stock, and executive compensation, and further creates a direct link between the interests of the executive officers and the interests of the stockholders.
     The grants are made by the administrators of such equity-based plans. The plan administrators are the members of the Compensation Committee. The plan administrators are given absolute discretion to select which of the eligible persons will be granted stock options and the amount thereof to be granted to such persons. In general terms, the plan administrators, in determining such amounts, consider total compensation information obtained from various comparable financial institutions or bank holding companies in Puerto Rico and the United States that they track, as well as the general trend in total compensation in the financial services industry.
Compensation of Certain Persons
     José Enrique Fernández, who serves as the Chairman of the Board, negotiated the terms of his Non-Executive Chairman Agreement at arm’s length with the Compensation Committee. The terms of his agreement, including his base fee and certain other compensation arrangements, are described herein under the heading “Executive Compensation — Non-Executive Chairman and Employment Agreements.” José Rafael Fernández, who serves as our President and CEO, also negotiated the terms of his Employment Agreement at arm’s length with the Compensation Committee. The terms of his agreement, including his salary and certain other compensation arrangements, are also described herein under the heading “Executive Compensation — Non-Executive Chairman and Employment Agreements.”
     Their compensation arrangements were determined in accordance with the compensation program described above and was based on considerations of competitive industry practices. In making such determination, the Compensation Committee took into consideration the achievement of goals which are geared to ensure the company’s continued long-term growth and the enhancement of stockholder value.

SUBMITTED BY THE COMPENSATION COMMITTEE

Miguel Vázquez-Deynes
José Gil de Lamadrid, CPA
Maricarmen Aponte, Esq.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has served as an officer or employee of the Group or any of its subsidiaries, nor did any of them had any relationship requiring disclosure by the Group under Item 404 of SEC Regulation S-K.

AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of Oriental Financial Group Inc. (the “Group”). The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Group’s website at www.orientalonline.com.
     Management has the primary responsibility for the preparation and integrity of the Group’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Group’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the six-month transition period ended December 31, 2005 with the Group’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG their independence.
     Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Group’s report on Form 10-K for the six-month transition period ended December 31, 2005, for filing with the U.S. Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

José J. Gil de Lamadrid, CPA
Miguel Vázquez-Deynes
Efraín Archilla
Nelson García, CPA
INDEBTEDNESS OF MANAGEMENT
     Certain transactions involving loans and deposits were transacted during the six-month transition period ended December 31, 2005 between our banking subsidiary, Oriental Bank and Trust, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of uncollectability or other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
José Enrique Fernández
     On January 26, 2006, our Compensation Committee reached a settlement with José Enrique Fernández, Chairman of the Board of Directors, regarding certain claims of Mr. Fernández concerning the calculation of anti-dilution adjustments to stock options previously awarded to him pursuant to his employment agreements. Mr. Fernández requested additional stock options needed to account for certain events of dilution, which had not been considered in the anti-dilution adjustments approved by our Compensation Committee on June 17, 2005. The total economic value of Mr. Fernández’s claims for additional anti-dilution adjustments amounted to $4,310,821.
     After an evaluation on the merits, the Compensation Committee determined that Mr. Fernández was entitled to receive additional stock option anti-dilution adjustments and agreed to settle his claims for a lump sum payment of $2,188,000, which we paid him on January 27, 2006. As part of the settlement, Mr. Fernández agreed to release us from all present and future claims regarding stock options awarded to him.
José Rafael Fernández
     The law firm of Delgado & Fernández, LLP, San Juan, Puerto Rico, provides legal and notarial services to us in connection with mortgage lending, mortgage foreclosures and debt recovery, general advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at such firm. During the twelve-month period ended December 31, 2005 and the eight-month period ended August 31, 2006, we paid such firm a total of $402,399 and $277,559, respectively, for legal services rendered and out-of-pocket expenses incurred by them on our behalf.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     We are required to identify any director, executive officer or person who owns more than 10% of our equity securities who failed to timely file with the SEC a required report under Section 16(a) of the Securities Exchange Act of 1934, as amended. Based solely on the review of copies of such forms and on other information furnished to us by such individuals, we believe that during and with respect to the six-month transition period ended December 31, 2005 such persons timely filed all required reports, except as follows:
(1)	A late Form 4 was filed by José Rafael Fernández on September 7, 2005 to report an acquisition of common stock of the Group.

(2)	A late Form 4 was filed by Héctor Méndez on June 16, 2006 to report a stock option grant by the Group.

(3)	A late Form 4 was filed by Carlos Vélez on June 20, 2006 to report a stock option grant by the Group.

(4)	A late Form 4 was filed by José Rafael Fernández on June 21, 2006 to report a stock option grant by the Group.

STOCK PERFORMANCE GRAPH
     The stock performance graph below compares the cumulative total stockholder return of our shares of common stock from December 31, 2000 to December 31, 2005, with the cumulative total return of the SNL Bank Index and the Russell 2000 Index. The peer group and broad equity market indexes used herein are respectively the SNL Bank Index and the Russell 2000 Index.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Oriental Financial Group Inc.	100.00	144.80	214.56	317.85	292.96	178.25
SNL Bank Index	100.00	102.49	81.49	120.00	142.00	141.91
Russell 2000	100.00	101.00	92.61	124.93	140.00	148.46
Source: SNL Financial LC, Charlottesville, VA©2006
     The Board of Directors recognizes that the market price of our shares of common stock is influenced by many factors, only one of which is our financial performance. The stock price performance graph shown above is not necessarily indicative of future price performance.

INDEPENDENT AUDITORS
     Deloitte & Touche LLP (“Deloitte & Touche”) served as our independent registered public accounting firm for the four fiscal years in the period ended June 30, 2005 and the quarter ended September 30, 2005. Services provided to us and our subsidiaries by Deloitte & Touche included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     As previously disclosed, the Audit Committee of our Board of Directors requested proposals from several registered public accounting firms in Puerto Rico to audit our financial statements for the six-month transition period ended December 31, 2005 and the fiscal year ending December 31, 2006. On October 25, 2005, the Audit Committee appointed KPMG LLP (“KPMG”), as our independent registered public accounting firm for such periods. The engagement of Deloitte & Touche, as our independent registered public accounting firm, ended with the filing of our quarterly report on Form 10-Q for the quarter ended September 30, 2005.
     Deloitte & Touche’s report on our financial statements for each of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During such two-year period and the interim period through the date of KPMG’s appointment, there were no disagreements between Deloitte & Touche and us on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to Deloitte & Touche’s satisfaction, would have caused it to make reference to the subject matter thereof in connection with its report. Furthermore, during such two-year and interim periods, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of SEC Regulation S-K, advised by Deloitte & Touche to us.
     During the past two fiscal years and the interim period prior to the engagement of KPMG, we did not consult KPMG on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche, as described above, or a “reportable event” advised by Deloitte & Touche to us.
     KPMG served as our independent registered public accounting firm for the six-month transition period ended December 31, 2005. Services provided to us and our subsidiaries by KPMG included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit Committee reviewed and approved all audit and non-audit services rendered by Deloitte & Touche and KPMG to us and our subsidiaries, and concluded that the provision of such services was compatible with the maintenance of Deloitte & Touche’s and KPMG’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalonline.com. The Audit Committee intends to review such policy periodically.
     The aggregate fees billed by KPMG in the six-month transition period ended December 31, 2005, and by Deloitte & Touche in the fiscal years ended June 30, 2005 and 2004, for the various services provided to us were as follows:

	December 31,	June 30,	June 30,
Type of Fees	2005	2005	2004
Audit Fees	$226,600	$803,850	$346,480
Audit-Related Fees	2,000	118,650	87,950
Tax Fees	57,225	16,140	91,095
All Other Fees	0	0	0

	$285,825	$938,640	$525,525

     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
     We expect that KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions.
STOCKHOLDER PROPOSALS
     Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be set forth in writing and received by the Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on June 5, 2007.
ANNUAL REPORTS
     A copy of our report on Form 10-K for the six-month transition period ended December 31, 2005, including a copy of our earnings release for the quarter and six-month period ended June 30, 2006, accompanies this proxy statement. The transition report and earnings release are not part of the proxy solicitation materials.
     Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our report on Form 10-K, including the consolidated financial statements, for the six-month transition period ended December 31, 2005, and a list of the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José Enrique Fernández
Chairman
October 2, 2006
San Juan, Puerto Rico

ORIENTAL FINANCIAL GROUP INC.	REVOCABLE PROXY
          This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of stockholders to be held on November 1, 2006, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
          The undersigned, being a stockholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of the Company to be held at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 10th Floor, San Juan, Puerto Rico, on Wednesday, November 1, 2006, at 10:00 a.m., and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:
          ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHOUT AUTHORITY to vote for all nominees listed below.
     To serve until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified: José Enrique Fernández and Nelson García, CPA.
INSTRUCTIONS: To withhold authority to vote or to cumulate the votes for one or more of the above nominee(s), write the name(s) of the nominee(s) and the manner in which such votes shall be withheld or cumulated in the space provided below.

Name	Number of Votes
(Withheld or Cumulated, Please Specify)

          In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
          Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the six nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made above, shares will be voted “FOR” the election of directors. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.

          The undersigned hereby acknowledges receipt of the accompanying proxy statement for the annual meeting prior to signing this proxy.
Date:                                         , 2006.

Signature

Signature, if held jointly

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give your title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.